For more information, contact:
Investor Relations
(713) 634-7775
Email: investor@furmanite.com

FURMANITE CORPORATION APPOINTS
KATHLEEN COCHRAN AS DIRECTOR

HOUSTON, TEXAS (July 24, 2014) – Furmanite Corporation (the “Company”) (NYSE: FRM) announced that the Board of Directors has appointed Kathleen (“Kathy”) Cochran as a new Director of the Company.

Ms. Cochran, a distinguished marketing and planning professional with over 30 years of business experience, has provided strategic consulting to Fortune 500 companies globally in her role as Senior Advisor at The Boston Consulting Group since 2008. In this role, she advises an international client base on a wide range of business areas across diverse industries. Prior to that, Ms. Cochran served in various marketing and business development roles during her 18 year career at The Gillette Company (and subsequently Procter & Gamble), ultimately becoming a member of the global leadership team, serving as a Vice President of Marketing Research and Global Business Management.

“On behalf of the Board and management team, we are pleased to welcome Kathy to Furmanite,” said Sangwoo Ahn, Presiding Non-executive Director and Chairman of the Board. “With her senior level business development and strategic management skills along with her breadth of international and industry experience, Kathy will bring a unique and valuable perspective to the Furmanite team.”

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this press release and the Company’s Form 10-K as of December 31, 2013 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.